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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

AveXis, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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2275 Half Day Road, Suite 200
Bannockburn, Illinois 60015

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 30, 2017

Dear Stockholder:

        You are cordially invited to attend the Annual Meeting of Stockholders of AVEXIS, INC., a Delaware corporation (the "Company"). The meeting will be held on Tuesday, May 30, 2017 at 10:00 a.m. local time at the offices of AveXis, Inc., 2275 Half Day Road, Suite 200, Bannockburn, Illinois 60015, for the following purposes:

          1.     To elect the Board's nominees, Paul B. Manning and Sean P. Nolan, to the Board of Directors to hold office until the 2020 Annual Meeting of Stockholders.

          2.     To ratify the selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2017.

          3.     To conduct any other business properly brought before the meeting.

        These items of business are more fully described in the Proxy Statement accompanying this Notice.

        The record date for the Annual Meeting is April 5, 2017. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

Important Notice Regarding the Availability of Proxy Materials for the Shareholders' Meeting to Be
Held on May 30, 2017 at 10:00 a.m. local time at the offices of AveXis, Inc., 2275 Half Day Road,
Suite 200, Bannockburn, Illinois 60015.

The proxy statement and annual report to shareholders
are available at http://www.proxyvote.com.

By Order of the Board of Directors

Michael B. Johannesen
 Secretary

Bannockburn, Illinois
April 19, 2017

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the proxy mailed to you, or vote over the telephone or the internet as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) has been provided for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

i

AVEXIS, INC.

2275 Half Day Road, Suite 200
Bannockburn, Illinois 60015

PROXY STATEMENT
FOR THE 2017 ANNUAL MEETING OF STOCKHOLDERS
May 30, 2017

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why did I receive a notice regarding the availability of proxy materials on the internet?

        Pursuant to rules adopted by the Securities and Exchange Commission (the "SEC"), we have elected to provide access to our proxy materials over the internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials (the "Notice") because the Board of Directors of AveXis, Inc. (sometimes referred to as the "Company" or "AveXis") is soliciting your proxy to vote at the 2017 Annual Meeting of Stockholders, including at any adjournments or postponements of the meeting. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice.

        We intend to mail the Notice on or about April 19, 2017 to all stockholders of record entitled to vote at the Annual Meeting.

Will I receive any other proxy materials by mail?

        We may send you a proxy card, along with a second Notice, on or after April 29, 2017.

How do I attend the Annual Meeting?

        The meeting will be held on Tuesday, May 30, 2017 at 10:00 a.m. local time at the offices of AveXis, Inc., 2275 Half Day Road, Suite 200, Bannockburn, Illinois 60015. Information on how to vote in person at the Annual Meeting is discussed below.

Who can vote at the Annual Meeting?

        Only stockholders of record at the close of business on April 5, 2017 will be entitled to vote at the Annual Meeting. On this record date, there were 27,743,174 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

        If, on April 5, 2017, your shares were registered directly in your name with the Company's transfer agent, American Stock Transfer & Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

        If, on April 5, 2017, your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in "street name" and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the

Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

        There are two matters scheduled for a vote:

  •
  Election of two directors; and

  •
  Ratification of the selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2017.

What if another matter is properly brought before the meeting?

        The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

        You may either vote "For" all the nominees to the Board of Directors or you may "Withhold" your vote for any nominee you specify. For Proposal 2, the ratification of the selection of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2017, you may vote "For" or "Against" or abstain from voting.

        The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

        If you are a stockholder of record, you may vote in person at the Annual Meeting or by proxy over the telephone, through the internet or using a proxy card that you may request or that we may elect to deliver at a later time. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

  •
  To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

  •
  To vote using the proxy card, simply complete, sign and date the proxy card that may be delivered and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

  •
  To vote over the telephone, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the Notice. Your telephone vote must be received by 11:59 p.m., Eastern time, on May 29, 2017 to be counted.

  •
  To vote through the internet, go to http://www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the company number and control number from the Notice. Your internet vote must be received by 11:59 p.m., Eastern time, on May 29, 2017 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

        If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a Notice containing voting instructions from that organization rather than from AveXis. Simply follow the voting instructions in the Notice to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

Internet proxy voting may be provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

How many votes do I have?

        On each matter to be voted upon, you have one vote for each share of common stock you own as of April 5, 2017.

What happens if I do not vote?

Stockholder of Record: Shares Registered in Your Name

        If you are a stockholder of record and do not vote by completing your proxy card, by telephone, through the internet or in person at the Annual Meeting, your shares will not be voted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

        If you are a beneficial owner and do not instruct your broker, bank, or other agent how to vote your shares, the question of whether your broker or nominee will still be able to vote your shares depends on whether the particular proposal is deemed to be a "routine" matter under applicable rules. Brokers and nominees can use their discretion to vote "uninstructed" shares with respect to matters that are considered to be "routine," but not with respect to "non-routine" matters. Under applicable rules and interpretations, "non-routine" matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation (including any advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation), and certain corporate governance proposals, even if management-supported. Accordingly, your broker or nominee may not vote your shares on Proposal 1 (the election of two directors) without your instructions, but may vote your shares on Proposal 2 (the ratification of the selection of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2017) even in the absence of your instruction.

What if I return a proxy card or otherwise vote but do not make specific choices?

        If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, "For" the election of all two nominees for director and "For" the ratification of the selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2017. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

        We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice or set of proxy materials?

        If you receive more than one Notice or set of proxy materials, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the Notices to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Stockholder of Record: Shares Registered in Your Name

        Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

  •
  You may submit another properly completed proxy card with a later date.

  •
  You may grant a subsequent proxy by telephone or through the internet.

  •
  You may send a timely written notice that you are revoking your proxy to the Company's Secretary at 2275 Half Day Road, Suite 200, Bannockburn, Illinois 60015.

  •
  You may attend the Annual Meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

        Your most current proxy card or telephone or internet proxy is the one that is counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

        If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals and director nominations due for next year's annual meeting?

        To be considered for inclusion in next year's proxy materials, stockholder proposals intended to be presented at our 2018 annual meeting of stockholders pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, must be received by us no later than 5:00 p.m., Eastern time, on January 23, 2018. Such proposals also must comply with Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to the attention of our Company Secretary at 2275 Half Day Road, Suite 200, Bannockburn, Illinois 60015.

        If you wish to nominate an individual for election at, or bring business other than through a stockholder proposal before, the 2018 annual meeting of stockholders, your proposal (including a director nomination) must be submitted in writing between January 23, 2018 and February 22, 2018, to AveXis, Inc., Attention: Company Secretary, 2275 Half Day Road, Suite 200, Bannockburn, Illinois 60015. Director nominations must include the information required by our bylaws, including, among other things the full name, address and age of the proposed nominee, the proposed nominee's principal occupation or employment, the class and number of shares of capital stock of the Company owned of record and beneficially by such proposed nominee, the date or dates on which such shares were acquired and the investment intent of such acquisition and such other information concerning such nominee as would be required to be disclosed in a proxy statement soliciting proxies for the election of such nominee as a director in an election contest (even if an election contest is not involved). You may contact our Company Secretary at the address above to obtain a copy of the relevant bylaw provisions regarding the requirements for making stockholder nominations.

How are votes counted?

        Votes will be counted by the inspector of election appointed for the meeting, who will separately count, for Proposal 1, the election of two directors, votes "For," "Withhold" and broker non-votes, and for Proposal 2, the ratification of the selection of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2017, votes "For," "Against" and abstentions. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

What are "broker non-votes"?

        As discussed above, when a beneficial owner of shares held in "street name" does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed by the NYSE to be "non-routine," the broker or nominee cannot vote the shares. These unvoted shares are counted as "broker non-votes."

How many votes are needed to approve each proposal?

        For the election of directors, Proposal 1, the two nominees receiving the most "For" votes from the holders of shares present in person or represented by proxy and entitled to vote on the election of directors will be elected. Only votes "For" will affect the outcome.

        To be approved, Proposal 2, the ratification of the selection of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for fiscal year 2017, must receive "For" votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote on the matter. If you "Abstain" from voting, it will have the same effect as an "Against" vote. Broker non-votes will have no effect.

What is the quorum requirement?

        A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the meeting in person or represented by proxy. On the record date, there were 27,743,174 shares outstanding and entitled to vote. Thus, the holders of 13,871,588 shares must be present in person or represented by proxy at the meeting to have a quorum.

        Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.

How can I find out the results of the voting at the Annual Meeting?

        Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

PROPOSAL 1

ELECTION OF DIRECTORS

        AveXis' Board of Directors is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director's successor is duly elected and qualified.

        The Board of Directors presently has nine members. There are two directors in the class whose term of office expires at this Annual Meeting. Each of the nominees listed below is currently a director of the Company who was previously elected by the stockholders. If elected at the Annual Meeting, each of these nominees would serve until the 2020 annual meeting and until his or her successor has been duly elected and qualified, or, if sooner, until the director's death, resignation or removal. It is the Company's policy to encourage directors and nominees for director to attend the Annual Meeting, either in person or via telephone.

        Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. Accordingly, the two nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the two nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee may instead be voted for the election of a substitute nominee proposed by our Board. Each person nominated for election has agreed to serve if elected. The Company's management has no reason to believe that any nominee will be unable to serve.

        The following is a brief biography of each nominee and each director whose term will continue after the Annual Meeting.

CLASS I NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2020 ANNUAL MEETING

        Paul B. Manning, age 61, has served as a member of our Board of Directors since April 2014. Mr. Manning is the president and chief executive officer of PBM Capital Group, a private equity investment firm in the business of investing in healthcare and life-science related companies, which he founded in 2010. Prior to that, Mr. Manning founded PBM Products, LLC in 1997, a producer of infant formula and baby food, which was sold to Perrigo Corporation in 2010. Mr. Manning is a director of the National Neurovision Research Institute, the clinical trial support organization of the Foundation Fighting Blindness, and was previously on the board of directors of Perrigo Corporation and Concordia Healthcare Corp. Mr. Manning received a B.S. in microbiology from the University of Massachusetts. Our Board of Directors believes that Mr. Manning should serve as a director based upon on his over 30 years of managerial and operational experience in the healthcare industry and as an investor in healthcare related companies. Immediately prior to the conclusion of our Annual Meeting, and contingent upon his election to serve as a Class I director, Mr. Manning will resign as a Class II director of our Board of Directors.

        Sean P. Nolan, age 49, has served as our President and Chief Executive Officer and as a member of our Board of Directors since June 2015. Prior to joining us, from February 2013 to April 2015, he was the chief business officer of InterMune, Inc., a biotechnology company later acquired by Roche Holding Ltd. While at InterMune, Mr. Nolan led multiple functions across the organization, including North American commercial operations, global marketing, corporate and business development and global manufacturing and supply chain. Mr. Nolan was also responsible for planning and executing the U.S. launch of InterMune's treatment for idiopathic pulmonary fibrosis, a rare and fatal lung disease with no other approved treatments. Mr. Nolan served as chief commercial officer at Reata Pharmaceuticals, Inc. from August 2011 to December 2012, where he led the market strategy development and commercial planning for Reata Pharmaceuticals' first in-class product pipeline. From September 2004 to November 2010, Mr. Nolan worked at Ovation Pharmaceuticals, Inc., a company focused on orphan neurology diseases. He held numerous management positions during that period including president of Lundbeck Inc., the U.S. affiliate. Ovation Pharmaceuticals was acquired by H. Lundbeck A/S in March 2009 for $900 million. Mr. Nolan holds a B.A. in biology from John Carroll University. Mr. Nolan currently serves on the board of directors of Aquinox Pharmaceuticals, Inc. Our Board of Directors believes that Mr. Nolan is qualified to serve as a director based upon his role as our principal executive officer and his 25 years of broad leadership and management experience in the biopharmaceutical industry. Immediately prior to the conclusion of our Annual Meeting, and contingent upon his election to serve as a Class I director, Mr. Nolan will resign as a Class II director of our Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE "FOR" EACH NAMED NOMINEE.

CLASS I DIRECTORS WITH TERMS EXPIRING AT THE 2017 ANNUAL MEETING OF STOCKHOLDERS

        Jonathan Leff, age 48, has served as a member of our Board of Directors since October 2014. His term as a member of our Board of Directors expires at the Annual Meeting. Mr. Leff is a partner of Deerfield Management Company, LP and chairman of the Deerfield Institute. Prior to joining Deerfield in 2013, Mr. Leff was with Warburg Pincus, LLC for more than 16 years where he led the firm's investment efforts in biotechnology and pharmaceuticals. Mr. Leff currently serves on the board of directors of the Spinal Muscular Atrophy Foundation, the Biotechnology Industry Organization, Friends of Cancer Research, the Reagan Udall Foundation for the Food and Drug Administration and several companies, as well as on the board of advisors of Columbia University Medical Center. Mr. Leff received his A.B. from Harvard University, and earned his M.B.A. from Stanford University Graduate School of Business.

        Carole Nuechterlein, age 54, has served as a member of our Board of Directors since October 2014. Her term as a member of our Board of Directors expires at the Annual Meeting. Ms. Nuechterlein joined F. Hoffmann-La Roche Ltd. in 2002 and currently serves as a deputy director and head of the Roche Venture Fund. Prior to that, Ms. Nuechterlein served as general counsel for SangStat, Inc. She currently serves on the board of directors of Lysosomal Therapeutics Inc., Lumos Pharma, Inc., Mission Therapeutics Ltd., Second Genome, Inc. and Tioma Therapeutics, Inc. Ms. Nuechterlein holds a B.A. from Valparaiso University and a J.D. from the University of Michigan Law School.

CLASS II DIRECTORS CONTINUING IN OFFICE UNTIL THE 2018 ANNUAL MEETING

        Brian K. Kaspar, age 43, has served as our Chief Scientific Officer since June 2015, a position he held from June 2015 to December 2015 in connection with his scientific advisory consulting services, and thereafter as our employee, and as a member of our Board of Directors. Dr. Kaspar provided scientific advisory consulting services to the Company from January 2014 to December 2015. He has served as a member of our Board of Directors since October 2013. Dr. Kaspar has also served since August 2004 as a principal investigator in the Center for Gene Therapy at The Research Institute at Nationwide Children's Hospital ("NCH") and professor in the department of pediatrics and department of neuroscience at The Ohio State University ("OSU") College of Medicine, where his research focuses on basic and translational studies related to neurological and neuromuscular disorders. Dr. Kaspar is currently on entrepreneurial leave from NCH. In 2013, Dr. Kaspar was named Fellow of the American Association for the Advancement of Science. In September 2011, Dr. Kaspar co-founded Milo Biotechnology LLC, which develops muscle mass loss treatment and therapies. Dr. Kaspar currently serves as a consultant to Milo Biotechnology LLC in connection with the continuation of its clinical trials. Dr. Kaspar has published more than 100 scientific articles in peer-reviewed journals and also serves as a member of the scientific advisory board for Abeona Therapeutics, Inc. Dr. Kaspar holds a B.S. from the University of Illinois and a Ph.D. from the University of California, San Diego and has done post-doctoral training at the University of California, San Diego and the Salk Institute for Biological Studies. Our Board of Directors believes that Dr. Kaspar is qualified to serve as a director based upon his extensive scientific, operating, regulatory and medical experience, including 20 years of gene therapy experience.

        Bong Koh, age 44, has served as a member of our Board of Directors since June 2015. Since 2009, Dr. Koh has been a partner at Venrock, a venture capital firm where he manages Venrock's public and cross-over biotechnology fund. Dr. Koh earned his B.A. from Yale University, his M.D. from the University of California, San Francisco, and an M.B.A. from Harvard Business School. Our Board of Directors believes that Dr. Koh should serve as a director based on his extensive experience in the biotechnology industry providing leadership in biotechnology investments. Immediately prior to the conclusion of our Annual Meeting, Dr. Koh will resign as a Class I director of our Board of Directors, and our Board has approved his appointment as a Class II director effective immediately prior to the conclusion of the Annual Meeting.

        Joao Siffert, age 53, will join our Board of Directors as a Class II director immediately following the conclusion of the Annual Meeting. Since May 2016, Dr. Siffert has served as the chief medical officer and head of development at Nestlé Health Science S.A. Previously, Dr. Siffert was executive vice president, research & development and chief medical officer of Avanir Pharmaceuticals, Inc., a position he held from March 2015 to April 2016. Prior to that, he served in various roles at Avanir, including as senior vice president, research and development and chief medical officer from February 2014 to March 2015 and senior vice president, research and development and chief science officer from August 2011 to February 2014. Dr. Siffert completed residencies in pediatrics at New York University School of Medicine and in neurology at Harvard Medical School. Dr. Siffert was certified by the American Board of Neurology and Psychiatry in 1996. He holds an M.D. degree from the University of São Paulo School of Medicine as well as an M.B.A. degree from Columbia University Business School. Our Board of Directors believes that Dr. Siffert should serve as a director based on his experience in central nervous system drug development and regulatory expertise in both the United States and Europe, as well as his experience working with global health care companies.

CLASS III DIRECTORS CONTINUING IN OFFICE UNTIL THE 2019 ANNUAL MEETING

        Terrence C. Kearney, age 62, has served as a member of our Board of Directors since January 2016. Most recently, Mr. Kearney served as the Chief Operating Officer of Hospira, Inc., a specialty pharmaceutical and medication delivery company, from 2006 until his retirement in 2011. From 2004 to 2006, he served as Hospira's Senior Vice President, Finance, and Chief Financial Officer. He currently serves as a member of the board of directors of Acceleron Pharma, Inc. and Vertex Pharmaceuticals Incorporated, and he previously served as a member of the board of directors of Innoviva, Inc., formerly known as Theravance, Inc. from October 2014 to April 2016. Mr. Kearney received a B.S. in biology from the University of Illinois and an M.B.A. from the University of Denver. Our Board of Directors believes that Mr. Kearney should serve as a director based on his extensive experience in the biotechnology industry as both an executive officer and a director, as well as his financial expertise.

        Daniel Welch, age 59, has served as a member, and the chairman, of our Board of Directors since January 2016. He is an executive partner at Sofinnova Ventures, a position he has held since January 2015. Mr. Welch previously served as the president and chief executive officer of InterMune, Inc. from September 2003 to September 2014, and he served as the chairman of the board of directors of InterMune from May 2007 to September 2014. From August 2002 to January 2003, Mr. Welch served as chairman and chief executive officer of Triangle Pharmaceuticals, Inc. He currently serves on the boards of directors of Seattle Genetics, Inc., Ultragenyx Pharmaceutical Inc., where he also serves as chairman, and Intercept Pharmaceuticals, Inc., and previously served on the board of directors of Hyperion Therapeutics, Inc. from 2012 to 2015. Mr. Welch received a B.S. from the University of Miami and an M.B.A from the University of North Carolina. Our Board of Directors believes that Mr. Welch should serve as chairman based on his operational and strategic expertise and his extensive experience in leading companies from clinical-stage drug development to large-scale global commercialization.

        Frank Verwiel, age 54, has served as a member of our Board of Directors since December 2015. Dr. Verwiel was the President and CEO of Aptalis Pharma Inc. from 2005 to 2014, where he also served on the board of directors. He currently serves as a member of the board of directors of Achillion Pharmaceuticals, Inc., Bavarian Nordic A/S and ObsEva SA, where he serves as chairman. Dr. Verwiel previously served on the board of directors of InterMune, Inc. from 2012 to 2014. Dr. Verwiel was also a director of the Biotechnology Industry Organisation. Dr. Verwiel received his M.D. from Erasmus University, Rotterdam and his M.B.A. from INSEAD. Our Board of Directors believes that Dr. Verwiel should serve as a director based upon his scientific acumen and his over 25 years of strategic, operational and international experience in the pharmaceutical industry.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

INDEPENDENCE OF THE BOARD OF DIRECTORS

        As required under the NASDAQ Stock Market ("NASDAQ") listing standards, a majority of the members of a listed company's board of directors must qualify as "independent," as affirmatively determined by the board of directors. The Board consults with the Company's counsel to ensure that the Board's determinations are consistent with relevant securities and other laws and regulations regarding the definition of "independent," including those set forth in pertinent listing standards of NASDAQ, as in effect from time to time.

        Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent registered public accounting firms, the Board has affirmatively determined that the following seven current directors are independent directors within the meaning of the applicable NASDAQ listing standards: Ms. Nuechterlein, Drs. Koh and Verwiel and Messrs. Kearney, Leff, Manning and Welch. The Board has also affirmatively determined that Dr. Siffert will be an independent director within the meaning of applicable NASDAQ listing standards. In making this determination, the Board found that none of these directors or nominees for director had a material or other disqualifying relationship with the Company.

        In making those independence determinations, the Board took into account certain relationships and transactions that occurred in the ordinary course of business between the Company and entities with which some of its directors are or have been affiliated. The Board considered all relationships and transactions that occurred during any 12-month period within the last three fiscal years and determined that they were not relationships that would interfere with their exercise of independent judgment in carrying out their responsibilities as directors.

        As provided in the Company's Related Person Transactions Policy, the Board considered that the aggregate dollar amount of such transactions during any 12-month period within the last three fiscal years did not exceed the greater of $1 million or 2% of the other company's consolidated gross revenues and, therefore, was not regarded as compromising the director's independence. Based on this review, the Board affirmatively determined that all of the directors nominated for election at the Annual Meeting are independent under the standards set forth in the Company's Corporate Governance Guidelines and applicable NASDAQ rules.

BOARD LEADERSHIP STRUCTURE

        The Board of Directors of the Company has an independent chair, Mr. Welch, who has authority, among other things, to call and preside over Board meetings, including meetings of the independent directors, to set meeting agendas and to determine materials to be distributed to the Board. Accordingly, the chairman has substantial ability to shape the work of the Board. The Company believes that separation of the positions of Board Chair and Chief Executive Officer reinforces the independence of the Board in its oversight of the business and affairs of the Company. In addition, the Company believes that having an independent Board Chair creates an environment that is more conducive to objective evaluation and oversight of management's performance, increasing management accountability and improving the ability of the Board to monitor whether management's actions are in the best interests of the Company and its stockholders. As a result, the Company believes that having an independent Board Chair can enhance the effectiveness of the Board as a whole.

ROLE OF THE BOARD IN RISK OVERSIGHT

        One of the key functions of our Board of Directors is informed oversight of our risk management process. Our Board of Directors does not have a standing risk management committee, but rather administers this oversight function directly through the Board of Directors as a whole, as well as through various standing committees of our Board of Directors that address risks inherent in their respective areas of oversight. In particular, our Board of Directors is responsible for monitoring and assessing strategic risk exposure and our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements.

MEETINGS OF THE BOARD OF DIRECTORS

        The Board of Directors met 18 times during the last fiscal year. Each Board member attended 75% or more of the aggregate number of meetings of the Board and of the committees on which he or she served, held during the portion of the last fiscal year for which he or she was a director or committee member.

INFORMATION REGARDING COMMITTEES OF THE BOARD OF DIRECTORS

        The Board has three committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The following table provides membership and meeting information for fiscal year 2016 for each of the Board committees:

Name	Audit		Compensation		Nominating and Corporate Governance
Daniel Welch					X
Terrence Kearney	X	*	X
Bong Koh					X
Jonathan Leff					X	*
Paul Manning	X
Carole Nuechterlein			X		X
Frank Verwiel	X		X	*

Total meetings in fiscal year 2016	4		6		2

*
Committee Chairperson

        Below is a description of each committee of the Board of Directors.

        Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board of Directors has determined that each member of each committee meets the applicable NASDAQ rules and regulations regarding "independence" and each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to the Company.

Audit Committee

        The Audit Committee of the Board of Directors was established by the Board in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to oversee the Company's corporate accounting and financial reporting processes and audits of its financial statements. For this purpose, the Audit Committee performs several functions. The Audit Committee evaluates the performance of and assesses the qualifications of the independent registered public accounting firm; determines and approves the engagement of the independent registered public accounting firm; determines whether to retain or terminate the existing independent registered public accounting firm or to appoint and engage a new independent registered public accounting firm; reviews and approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent registered public accounting firm on the Company's audit engagement team as required by law; reviews and approves or rejects transactions between the Company and any related persons; confers with management and the independent registered public accounting firm regarding the effectiveness of internal control over financial reporting; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and meets to review the Company's annual audited financial statements and quarterly financial statements with management and the independent registered public accounting firm, including a review of the Company's disclosures under "Management's Discussion and Analysis of Financial Condition and Results of Operations."

        The Audit Committee is comprised of three directors: Messrs. Kearney and Manning and Dr. Verwiel, with Mr. Kearney serving as chair. The Audit Committee met four times during fiscal year 2016. The Board has adopted a written Audit Committee charter that is available to stockholders on the Company's website at www.avexis.com.

        The Board of Directors reviews the NASDAQ listing standards definition of independence for Audit Committee members on an annual basis and has determined that all members of the Company's Audit Committee are independent (as independence is currently defined in Rule 5605(c)(2)(A)(i) and (ii) of the NASDAQ listing standards).

        The Board of Directors has also determined that Mr. Kearney qualifies as an "audit committee financial expert," as defined in applicable SEC rules. The Board made a qualitative assessment of Mr. Kearney's level of knowledge and experience based on a number of factors, including his formal education and experience as a chief financial officer for a public reporting company.

Report of the Audit Committee of the Board of Directors

        The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2016 with management of the Company. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board ("PCAOB"). The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants' communications with the audit committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm's independence. Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

Mr. Terrence Kearney, chair
Mr. Paul Manning
Dr. Frank Verwiel

        The material in this report is not "soliciting material," is not deemed "filed" with the Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee

        The Compensation Committee is currently comprised of three directors: Ms. Nuechterlein, Mr. Kearney and Dr. Verwiel, with Dr. Verwiel serving as chair. Following the Annual Meeting and the expiration of Ms. Nuechterlein's term as a director, Dr. Siffert will join the Compensation Committee. All members of the Company's Compensation Committee are independent (as independence is currently defined in Rule 5605(d)(2) of the NASDAQ listing standards. The Compensation Committee met six times during fiscal year 2016. The Board has adopted a written Compensation Committee charter that is available to stockholders on the Company's website at www.avexis.com.

        The Compensation Committee of the Board of Directors acts on behalf of the Board to review, adopt and oversee the Company's compensation strategy, policies, plans and programs, including:

  •
  establishment of corporate and individual performance objectives relevant to the compensation of the Company's executive officers, directors and other senior management and evaluation of performance in light of these stated objectives;

  •
  review and approval of the compensation and other terms of employment or service, including severance and change-in-control arrangements, of the Company's Chief Executive Officer and the other executive officers and directors; and

  •
  administration of the Company's equity compensation plans, profit-sharing plans, deferred compensation plans and other similar plans and programs.

Compensation Committee Processes and Procedures

        Typically, the Compensation Committee meets quarterly and with greater frequency if necessary. The agenda for each meeting is usually developed by the Chair of the Compensation Committee, in consultation with the Chief Executive Officer, the General Counsel and Compensia, the Compensation Committee's outside compensation consultant. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in Compensation Committee meetings. The Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding his compensation or individual performance objectives. The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of the Company. In addition, under the charter, the Compensation Committee has the authority to obtain, at the expense of the Company, advice and assistance from compensation consultants and internal and external legal, accounting or other advisors and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. The Compensation Committee has direct responsibility for the oversight of the work of any consultants or advisers engaged for the purpose of advising the Committee. In particular, the Compensation Committee has the sole authority to retain, in its sole discretion, compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant's reasonable fees and other retention terms. Under the charter, the Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel or other adviser to the Compensation Committee, other than in-house legal counsel and certain other types of advisers, only after taking into consideration six factors, prescribed by the SEC and NASDAQ, that bear upon the adviser's independence; however, there is no requirement that any adviser be independent.

        During the past fiscal year, after taking into consideration the six factors prescribed by the SEC and NASDAQ described above, the Compensation Committee engaged Compensia as its compensation consultant. The Compensation Committee requested that Compensia:

  •
  evaluate the efficacy of the Company's existing compensation strategy and practices in supporting and reinforcing the Company's long-term strategic goals; and

  •
  assist in refining the Company's compensation strategy and in developing and implementing an executive compensation program to execute that strategy.

        As part of its engagement, Compensia was requested by the Compensation Committee to develop a comparative group of companies and to perform analyses of competitive performance and compensation levels for that group. Compensia ultimately developed recommendations that were presented to the Compensation Committee for its consideration. Following an active dialogue with Compensia, the Compensation Committee approved the recommendations.

        Under its charter, the Compensation Committee may form, and delegate authority to, subcommittees as appropriate. In 2016, the Compensation Committee formed a non-officer stock option subcommittee, currently comprised of Sean Nolan, to which it delegated authority to grant, without any further action required by the Compensation Committee, stock options to employees who are not officers of the Company. The purpose of this delegation of authority is to enhance the flexibility of option administration within the Company and to facilitate the timely grant of options to non-management employees, particularly new employees, within specified limits approved by the Compensation Committee. Typically, as part of its oversight function, the Compensation Committee will review on a quarterly basis the list of grants made by this subcommittee. During fiscal year 2016, this subcommittee exercised its authority to grant options to purchase an aggregate of 473,410 shares to non-officer employees.

        Historically, the Compensation Committee has made most of the significant adjustments to annual compensation, determined bonus and equity awards and established new performance objectives at one or more meetings held during the first quarter of the year. However, the Compensation Committee also considers matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of the Company's compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, at various meetings throughout the year. Generally, the Compensation Committee's process comprises two related elements: the determination of compensation levels and the establishment of performance objectives for the current year. For executives other than the Chief Executive Officer, the Compensation Committee solicits and considers evaluations and recommendations submitted to the Compensation Committee by the Chief Executive Officer. In the case of the Chief Executive Officer, the evaluation of his performance is conducted by the Chairman of the Board and reported to the Compensation Committee, which determines any adjustments to his compensation as well as awards to be granted. For all executives and directors as part of its deliberations, the Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, tally sheets that set forth the total compensation that may become payable to executives in various hypothetical scenarios, executive and director stock ownership information, Company stock performance data, analyses of historical executive compensation levels and current Company-wide compensation levels and recommendations of the Compensation Committee's compensation consultant, including analyses of executive and director compensation paid at other companies identified by the consultant.

Compensation Committee Interlocks and Insider Participation

        Mr. Nolan, our President and Chief Executive Officer, served as a member of our Compensation Committee until January 2016. None of the current members of our Compensation Committee has ever been an executive officer or employee of ours. None of our executive officers currently serves, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Nominating and Corporate Governance Committee

        The Nominating and Corporate Governance Committee of the Board of Directors is responsible for identifying, reviewing and evaluating candidates to serve as directors of the Company (consistent with criteria approved by the Board), reviewing and evaluating incumbent directors, recommending to the Board for selection candidates for election to the Board of Directors, making recommendations to the Board regarding the membership of the committees of the Board, assessing the performance of the Board, and developing a set of corporate governance principles for the Company.

        The Nominating and Corporate Governance Committee is currently comprised of four directors: Ms. Nuechterlein, Dr. Koh and Messrs. Leff and Welch, with Mr. Leff serving as chair. Following the Annual Meeting and the expiration of Mr. Leff and Ms. Nuechterlein's terms as directors, Dr. Siffert will join the Nominating and Corporate Governance Committee, and Mr. Welch will serve as chair. All members of the Nominating and Corporate Governance Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the NASDAQ listing standards). The Nominating and Corporate Governance Committee met two times during fiscal year 2016. The Board has adopted a written Nominating and Corporate Governance Committee charter that is available to stockholders on the Company's website at www.avexis.com.

        The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Nominating and Corporate Governance Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to represent the interests of the Company's stockholders. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee typically considers diversity, age, skills and such other factors as it deems appropriate, given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability.

        In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews these directors' overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors' independence. The Committee also takes into account the results of the Board's self-evaluation, conducted annually on a group and individual basis. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for NASDAQ purposes, which determination is based upon applicable NASDAQ listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates' qualifications and then selects a nominee for recommendation to the Board by majority vote.

        The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address to the Nominating and Corporate Governance Committee at least 120 days prior to the anniversary date of the mailing of the Company's proxy statement for the last Annual Meeting of Stockholders, to 2275 Half Day Road, Suite 200, Bannockburn, Illinois 60015. Submissions must include the full name of the proposed nominee, a description of the proposed nominee's business experience for at least the previous five years, complete biographical information, a description of the proposed nominee's qualifications as a director and a representation that the nominating stockholder is a beneficial or record holder of the Company's stock and has been a holder for at least one year. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

        Historically, the Company has not provided a formal process related to stockholder communications with the Board. Nevertheless, every effort has been made to ensure that the views of stockholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. The Company believes its responsiveness to stockholder communications to the Board has been excellent. Nevertheless, during the upcoming year, the Nominating and Corporate Governance Committee will give full consideration to the adoption of a formal process for stockholder communications with the Board and, if adopted, publish it promptly and post it to the Company's website.

CODE OF BUSINESS CONDUCT AND ETHICS

        The Company has adopted the AveXis, Inc. Code of Business Conduct and Ethics that applies to all officers, directors and employees. The Code of Business Conduct and Ethics is available on the Company's website at www.avexis.com. If the Company makes any substantive amendments to the Code of Business Conduct and Ethics or grants any waiver from a provision of the Code to any executive officer or director, the Company will promptly disclose the nature of the amendment or waiver on its website.

CORPORATE GOVERNANCE GUIDELINES

        In February 2016, the Board of Directors documented the governance practices followed by the Company by adopting Corporate Governance Guidelines to assure that the Board will have the necessary authority and practices in place to review and evaluate the Company's business operations as needed and to make decisions that are independent of the Company's management. The guidelines are also intended to align the interests of directors and management with those of the Company's stockholders. The Corporate Governance Guidelines set forth the practices the Board intends to follow with respect to board composition and selection, board meetings and involvement of senior management, Chief Executive Officer performance evaluation and succession planning, and board committees and compensation. The Corporate Governance Guidelines, as well as the charters for each committee of the Board, may be viewed at www.avexis.com.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit Committee of the Board of Directors has selected PricewaterhouseCoopers LLC ("PwC") as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2017 and has further directed that management submit the selection of its independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. PwC has audited the Company's financial statements since 2015. Representatives of PwC will be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

        Neither the Company's Bylaws nor other governing documents or law require stockholder ratification of the selection of PwC as the Company's independent registered public accounting firm. However, the Audit Committee of the Board is submitting the selection of PwC to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of different independent registered public accounting firms at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

        The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the matter at the Annual Meeting will be required to ratify the selection of PwC.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

        The following table represents aggregate fees billed to the Company for the fiscal years ended December 31, 2016 and 2015, by PwC, the Company's principal accountant.

	Fiscal Year Ended December 31,
	2016	2015(3)
	(in thousands)
Audit Fees(1)	$1,113,900	$844,000
Audit-related Fees	0	0
Tax Fees	0	0
All Other Fees(2)	2,700	0

Total Fees	$1,113,900	$844,000

(1)
Audit fees in 2016 and 2015 included fees for services associated with the annual audit of the financial statements, the review of the financial statements included in our quarterly reports on Form 10-Q and fees for services associated with other documents filed with the SEC, including our Registration Statements on Form S-1.

(2)
Other fees included $2,700 for use of certain PwC-licensed accounting research and disclosure software in 2016.

(3)
Audit fees in 2015 have been updated and reclassified from prior year disclosures.

        All fees described above were pre-approved by the Audit Committee.

PRE-APPROVAL POLICIES AND PROCEDURES.

        The Audit Committee has adopted a policy and procedures for the pre-approval of audit and, if applicable, non-audit services rendered by our independent registered public accounting firm. The policy provides that the Audit Committee must pre-approve specified services in the defined categories of audit services, audit-related services, and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee's approval of the scope of the engagement of the independent registered public accounting firm or on an individual explicit case-by-case basis before the independent registered public accounting firm is engaged to provide each service. On a periodic basis, the independent registered public accounting firm reports to the Audit Committee on the status of actual costs for approved services against the approved amounts.

        The Audit Committee has determined that the rendering of services other than audit services by PwC is compatible with maintaining the principal accountant's independence.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE "FOR" PROPOSAL 2.

EXECUTIVE OFFICERS

        The biographies for Sean Nolan, our President and Chief Executive Officer, and Dr. Brian Kaspar, our Chief Scientific Officer, are located in "Election of Directors" above.

        Thomas J. Dee, age 53, has served as our Senior Vice President and Chief Financial Officer since August 2015. Prior to joining us, from October 2013 to July 2015, Mr. Dee was an independent business development consultant to early-stage companies. From 1990 to September 2013, Mr. Dee worked at Abbott Laboratories, where he held a number of senior management positions, including vice president, international finance operations, vice president, controller pharmaceutical products, vice president, controller of Abbott International and vice president, internal audit. Mr. Dee also serves as a director or trustee of several educational institutes. Mr. Dee earned a B.A. from Northern Illinois University and an M.B.A. from the Kellogg School of Management at Northwestern University and is a Certified Public Accountant.

        Sukumar Nagendran, age 50, has served as our Senior Vice President and Chief Medical Officer since September 2015. Prior to joining us, from March 2013 to September 2015, he served as vice president, head of medical affairs of U.S. and international business for Quest Diagnostics Inc., the largest lab/diagnostics provider in the world. From October 2012 to February 2013, Dr. Nagendran served as the vice president, head of medical affairs for Reata Pharmaceuticals, Inc., a biotechnology company. He also previously served in a number of leadership positions at Daiichi Sankyo Company from March 2008 until October 2012, including head of new products, metabolism, oncology, biometrics and clinical operations for medical affairs. In February 2009, Dr. Nagendran filed a petition for personal bankruptcy under Chapter 7 of the federal bankruptcy laws, which was subsequently discharged in October 2009. Dr. Nagendran received a B.A. from Rutgers University and an M.D. from the University of Medicine and Dentistry of New Jersey and trained in Internal Medicine at Mayo Clinic in Rochester, Minnesota and is a Mayo Alumni Laureate.

        James J. L'Italien, age 64, has served as our Senior Vice President, Chief Regulatory and Quality Officer since July 2015. Before joining us, since 2012, Dr. L'Italien served as senior vice president of regulatory affairs and quality assurance for InterMune, Inc. While at InterMune, he oversaw all global regulatory affairs and quality assurance activities in support of its commercial- and development-stage pharmaceutical programs, including the regulatory process for Esbriet®, which was granted a breakthrough designation by the U.S. Food and Drug Administration. Prior to that, Dr. L'Italien served as vice president of regulatory affairs and quality assurance for Geron Corporation from 2009 until 2012, where he supported development-stage programs in oncology and stem cell therapy. Before joining Geron, he served as senior vice president of regulatory affairs and quality assurance for Somaxon Pharmaceuticals, Inc. from 2007 to 2009, and held the global position of senior vice president of regulatory affairs and compliance at Ligand Pharmaceuticals, Inc. from 2002 to 2007. Dr. L'Italien received a B.S. in chemistry from Merrimack College and a Ph.D. in protein biochemistry from Boston University.

        Andrew F. Knudten, age 49, has served as our Senior Vice President, Manufacturing and Supply Chain since September 2015. Previously, Mr. Knudten served as vice president of operations and vice president of active pharmaceutical ingredient operations at Hospira, Inc. from March 2012 to September 2015, where he had overall global responsibility for the company's API business. Mr. Knudten also previously served as global head of contract manufacturing and strategy for Novartis Vaccines and Diagnostics, Inc. from February 2009 to March 2012, and as vice president of manufacturing at CoDa Therapeutics, Inc. from September 2007 to February 2009. From 1994 to 2007, he served in various research, product development, finance and operations roles at Amgen Inc., supporting the development of numerous pipeline products and more than five eventual commercial products now being marketed by Amgen. Mr. Knudten earned a B.S. in biology and health from

Concordia University, an M.S. in cell biology from University of Nebraska, Lincoln and an M.B.A. from the Anderson School at the University of California, Los Angeles.

        Michael B. Johannesen, age 51, has served as our Senior Vice President, General Counsel and Chief Compliance Officer since July 2016. Prior to joining us, from May 2004 to April 2016, he served in various positions, including as vice president, associate general counsel and assistant secretary of Hospira, Inc., where he was responsible for the commercial and compliance functions of Hospira's legal department. He previously served in the legal departments of Abbott Laboratories and Whirlpool Corporation, and as an associate at the law firm of Winston & Strawn. Mr. Johannesen received a B.A. in political science and public administration from the University of Illinois and a Juris Doctor from the University of Michigan Law School.

        Rick Modi, age 48, has served as our Senior Vice President, Chief Business Officer since February 2017. Prior to joining us, Mr. Modi served as chief business officer for Catabasis Pharmaceuticals, Inc. from January 2015 to February 2017. Prior to that, Mr. Modi worked from July 2013 to January 2015 as the senior vice president of global marketing at InterMune, Inc., which was acquired by Hoffman-La Roche AG in 2014. From February 2008 to July 2013, Mr. Modi worked at MedImmune, LLC, a wholly-owned biologics research and development subsidiary of AstraZenca plc, in positions of increasing responsibility, ultimately as the vice president of corporate strategy and Portfolio Management. From January 2002 to February 2008, Mr. Modi worked at Janssen Biotech, Inc. (formerly Centocor Biotech, Inc.), a wholly-owned biotechnology subsidiary of Johnson & Johnson, serving in several positions, including as associate director of global market development. Mr. Modi received a B.S. in pharmacy from the University of Iowa and an M.B.A. from The Wharton School of the University of Pennsylvania.

        R.A. Session II, age 38, has served as our Senior Vice President, Corporate Strategy and Project Management since March 2017. Prior to joining us, Mr. Session served in various roles for PTC Therapeutics, Inc. from June 2013 to March 2017, most recently as the vice president of commercial development. He previously served in various roles at Reata Pharmaceuticals, Inc. from July 2012 to June 2013, most recently as the senior director of strategic planning and finance. From January 2007 to August 2008, Mr. Session worked at AstraZeneca Pharmaceuticals as senior manager of commercial portfolio and post deal analytics in the managed markets group. He began his career in the pharmaceutical division of Johnson & Johnson, where he served in several positions including as a senior financial analyst in the strategic business group. Mr. Session is a member of the Kauffman Fellows Society. Mr. Session received a B.S.B.A. in finance from the University of North Carolina at Charlotte, a M.S.F. in finance from Texas A&M University-Commerce and an M.B.A. from Texas A&M University-Commerce.

        Lori J. Smith, age 53, has served as our Senior Vice President, Chief Human Resources Officer since April 2017. Prior to joining us, Ms. Smith served as an independent business consultant, where she provided strategic guidance to executives in multiple disciplines, since February 2007. She previously served in various roles for Takeda Pharmaceuticals North America, Inc., most recently as the senior vice president, human resources and administration, from February 1999 to January 2007. Ms. Smith received a B.S. in psychology from the University of Wisconsin-La Crosse.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information regarding the ownership of the Company's common stock as of March 15, 2017 by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its common stock.

NAME AND ADDRESS OF BENEFICIAL OWNER	NUMBER OF SHARES BENEFICIALLY OWNED	PERCENTAGE OF SHARES BENEFICIALLY OWNED
Greater than 5% stockholders
FMR, LLC(1)	4,151,443	15.0%
Entities associated with Deerfield Management(2)	2,236,700	8.1%
RA Capital Management, LLC(3)	1,890,796	6.8%
BlackRock, Inc.(4)	1,659,651	6.0%
Roche Finance Ltd.(5)	1,543,843	5.6%
PBM Capital Investments, LLC(6)	1,441,790	5.2%
Directors and Named Executive Officers
Sean P. Nolan(7)	353,769	1.3%
Thomas J. Dee(8)	71,776	*
Sukumar Nagendran(9)	82,273	*
Brian K. Kaspar, Ph.D.	1,856,802	6.7%
Daniel Welch(13)	17,724	*
Terrence C. Kearney(10)	14,611	*
Paul B. Manning(11)	1,709,340	6.1%
Jonathan Leff(10)	14,611	*
Carole Nuechterlein(10)	14,611	*
Bong Y. Koh(12)	1,050,268	3.8%
Frank Verwiel(10)	14,611	*
All current executive officers and directors as a group (17 persons)	5,338,212	18.6%

*
Represents beneficial ownership of less than one percent

(1)
Information is based on a Schedule 13G/A filed with the SEC on February 14, 2017. The address of FMR, LLC is 245 Summer Street, Boston, Massachusetts 02210.

(2)
Information is based on Schedule 13D/A filed with the SEC on February 2, 2017, and consists of (a) 1,623,089 shares of common stock held by Deerfield Private Design Fund III, L.P. ("Private Design Fund"), (b) 413,611 shares of common stock held by Deerfield Special Situations Fund, L.P. ("Special Situations Fund"), (c) 112,000 shares of common stock held by Deerfield International Master Fund, L.P. ("International Master Fund") and (d) 88,000 shares held by Deerfield Partners, L.P. ("Partners"). Deerfield Mgmt III, L.P is the general partner of Private Design Fund, and Deerfield Mgmt, L.P. is the general partner of Special Situations Fund, International Master Fund and Partners. Deerfield Management Company, L.P. is the investment manager of each of Private Design Fund, Special Situations Fund, International Master Fund and Partners. Mr. James E. Flynn is the sole member of the general partner of each of Deerfield Mgmt III, L.P., Deerfield Mgmt, L.P. and Deerfield Management Company, L.P. Deerfield Mgmt III, L.P., Deerfield Management Company, L.P. and Mr. James E. Flynn may be deemed to beneficially own the securities held by Private Design Fund. Deerfield Mgmt, L.P., Deerfield Management Company, L.P. and Mr. James E. Flynn may be deemed to beneficially own the securities held by

  Special Situations Fund, International Master Fund and Partners. The address of each of Private Design Fund, Special Situations Fund, International Master Fund and Partners is c/o Deerfield Management Company, L.P., 780 Third Avenue, 37th Floor, New York, NY 10017.

(3)
Information is based on a Schedule 13G filed with the SEC on February 14, 2017. The principal business address of RA Capital Management, LLC is 20 Park Plaza, Suite 1200, Boston, MA 02116.

(4)
Information is based on a Schedule 13G filed with the SEC on January 30, 2017. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(5)
Information is based on a Schedule 13G filed with the SEC on February 7, 2017. Roche Finance Ltd, a wholly owned subsidiary of Roche Holding Ltd, a publicly-held corporation, has sole voting and investment power with respect to such shares. The principal business address of Roche Finance Ltd is Grenzacherstrasse 122, 4070 Basel, Switzerland.

(6)
Information is based on a Schedule 13G filed with the SEC on February 14, 2017. Consists of 1,201,160 shares of common stock and 240,630 shares of common stock issuable upon the exercise of warrants. The address of PBM Capital Investments, LLC is 200 Garrett St., Suite S, Charlottesville, VA 22902.

(7)
Consists of shares exercisable within 60 days of March 15, 2017 pursuant to an option to purchase 738,300 shares of common stock granted on June 10, 2015, which vests and becomes exercisable in as to 25% of the shares on June 10, 2016, and then in 36 equal monthly installments thereafter.

(8)
Consists of shares exercisable within 60 days of March 15, 2017 pursuant to an option to purchase 164,059 shares of common stock granted on August 11, 2015, which vests and becomes exercisable in as to 25% of the shares on August 3, 2016, and then in 36 equal monthly installments thereafter.

(9)
Consists of shares exercisable within 60 days of March 15, 2017 pursuant to an option to purchase 199,855 shares of common stock granted on October 13, 2015, which vests and becomes exercisable in as to 25% of the shares on September 14, 2016, and then in 36 equal monthly installments thereafter.

(10)
Consists of shares exercisable within 60 days of March 15, 2017 pursuant to options to purchase 26,496 shares of common stock granted for service on our Board of Directors on February 10, 2016, 8,385 of which vest and become exercisable in 12 equal monthly installments beginning on March 10, 2016, and 18,111 of which vest and become exercisable with respect to one-third of the shares on February 10, 2017, and then in 24 equal monthly installments thereafter.

(11)
Consists of (a) 1,201,160 shares of common stock and 240,630 shares of common stock issuable upon the exercise of warrants held by PBM Capital Investments, LLC, (b) 227,646 shares of common stock held directly by Mr. Manning together with his spouse as Joint Tenants with Right of Survivorship, (c) 25,293 shares of common stock held by BKB Growth Investments, LLC and (d) 14,611 shares exercisable within 60 days of March 15, 2017 pursuant to options to purchase 26,496 shares of common stock granted to Mr. Manning for service on our Board of Directors on February 10, 2016, 8,385 of which vest and become exercisable in 12 equal monthly installments beginning on March 10, 2016, and 18,111 of which vest and become exercisable with respect to one-third of the shares on February 10, 2017, and then in 24 equal monthly installments thereafter. Mr. Manning has the sole voting and investment power with respect to the shares held by PBM Capital Investments, LLC. Mr. Manning is co-manager of BKB Growth Investments, LLC and, as such, has unilateral voting and investment power with respect to the shares held by BKB.

(12)
Consists of (a) 736,871 shares of common stock held by Venrock Healthcare Capital Partners II, L.P. ("VHCP II"), and (b) 298,786 shares of common stock held by VHCP Co-Investment

  Holdings II, LLC ("VHCP Co. II"). VHCP Management II, LLC ("VHCPM II") is the sole general partner of VHCP II and the manager of VHCP Co. II and may be deemed to beneficially own these shares. Nimish Shah and Dr. Koh are members of VHCPM II and may be deemed to beneficially own the shares held by VHCP II and VHCP Co. II. Also includes 14,611 shares exercisable within 60 days of March 15, 2017 pursuant to options to purchase 26,496 shares of common stock granted to Dr. Koh for service on our Board of Directors on February 10, 2016, 8,385 of which vest and become exercisable in 12 equal monthly installments beginning on March 10, 2016, and 18,111 of which vest and become exercisable with respect to one-third of the shares on February 10, 2017, and then in 24 equal monthly installments thereafter.

(13)
Consists of shares exercisable within 60 days of March 15, 2017 pursuant to options to purchase 35,552 shares of common stock granted to Mr. Welch for service as our Chairman of the Board of Directors on February 10, 2016, 8,385 of which vest and become exercisable in 12 equal monthly installments beginning on March 10, 2016, and 27,167 of which vest and become exercisable with respect to one-third of the shares on February 10, 2017, and then in 24 equal monthly installments thereafter.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

        To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2016, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with; except that one report, covering one transaction, was filed late by Mr. Knudten.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

        The following table shows for the fiscal years ended 2016 and 2015, compensation awarded to or paid to, or earned by, the Company's Chief Executive Officer and its two other most highly compensated executive officers at December 31, 2016 (the "Named Executive Officers").

SUMMARY COMPENSATION TABLE FOR FISCAL YEAR 2016

Name and Principal Position	Year	Salary ($)		Bonus ($)		Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)		Total ($)
Sean P. Nolan	2016	448,462		—		3,504,600	180,000		—		4,133,062
President and Chief Executive Officer	2015	227,077	(2)	—		8,035,702	180,000	(3)	—		8,442,779
Sukumar Nagendran	2016	395,000		—		1,202,715	158,000		42,000	(4)	1,797,715
Senior Vice President and Chief Medical Officer	2015	113,943	(5)	233,000	(6)	2,409,890	—		12,483	(4)	2,769,316
Thomas J. Dee	2016	350,000		—		1,202,715	88,000		—		1,640,715
Senior Vice President and Chief Financial Officer	2015	141,346	(7)	—		2,148,222	88,000	(3)	—		2,377,568

(1)
The amounts reflect the full grant date fair value for awards granted during the indicated year. The grant date fair value was computed in accordance with ASC Topic 718, Compensation—Stock Compensation. Unlike the calculations contained in our financial statements, this calculation does not give effect to any estimate of forfeitures related to service-based vesting, but assumes that the executive will perform the requisite service for the award to vest in full. The assumptions we used in valuing options are described in Note 10 to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

(2)
Mr. Nolan's employment commenced with us on June 8, 2015. The 2015 salary reported reflects the pro rata portion of Mr. Nolan's annual salary of $400,000 earned during 2015 from commencement of his employment through December 31, 2015.

(3)
Messrs. Nolan and Dee were entitled to bonuses, pro-rated for days of service in 2015, calculated as a target percentage of their annual base salary based upon our Compensation Committee's assessment of their performance and our Company's attainment of targeted goals as set by the Compensation Committee in its sole discretion.

(4)
Represents a monthly allowance of $3,500 to offset Dr. Nagendran's cost of housing and ground transportation in connection with his relocation to Chicago.

(5)
Dr. Nagendran's employment commenced with us on September 14, 2015. The 2015 salary reported reflects the pro rata portion of Dr. Nagendran's annual salary of $395,000 earned during 2015 from commencement of his employment through December 31, 2015.

(6)
Represents a one-time cash sign-on bonus of $75,000 and a guaranteed bonus of 40% of his base salary earned pursuant to his employment agreement, which is described further under "—Employment Agreements—Dr. Nagendran."

(7)
Mr. Dee's employment commenced with us on August 3, 2015. The 2015 salary reported reflects the pro rata portion of Mr. Dee's annual salary of $350,000 earned during 2015 from commencement of his employment through December 31, 2015.

Narrative to Summary Compensation Table

        We review compensation annually for all employees, including our executive officers. In setting executive base salaries and bonuses and granting equity incentive awards, we consider compensation for comparable positions in the market, the historical compensation levels of our executives, individual performance as compared to our expectations and objectives, our desire to motivate our employees to achieve short- and long-term results that are in the best interests of our stockholders, and a long-term commitment to the Company. We do not target a specific competitive position or a specific mix of compensation among base salary, bonus or long-term incentives.

        The Compensation Committee of our Board of Directors has historically determined our executives' compensation. Our Compensation Committee typically reviews and discusses management's proposed compensation with the Chief Executive Officer for all executives other than the Chief Executive Officer. Based on those discussions and its discretion, the Compensation Committee then approves the compensation of each executive officer after discussions without members of management present.

Annual Base Salary

        We have entered into employment agreements with each of our Named Executive Officers that establish annual base salaries, which are generally determined, approved and reviewed periodically by our Compensation Committee in order to compensate our Named Executive Officers for the satisfactory performance of duties to our Company. Annual base salaries are intended to provide a fixed component of compensation to our Named Executive Officers, reflecting their skill sets, experience, roles and responsibilities. Base salaries for our Named Executive Officers have generally been set at levels deemed necessary to attract and retain individuals with superior talent. The following table presents the annual base salaries for each of our Named Executive Officers for 2016, as determined by the Compensation Committee. Such annual base salaries were effective for all of 2016, except as noted below. See "—Employment Agreements."

Name	2016 Base Salary ($)
Sean P. Nolan	500,000	(1)
Sukumar Nagendran	395,000
Thomas J. Dee	350,000

(1)
Effective July 1, 2016, Mr. Nolan's base salary was increased to $500,000 from $400,000.

Annual Bonus and Non-Equity Incentive Plan Compensation

        Messrs. Nolan and Dee and Dr. Nagendran are entitled to annual bonuses calculated as a target percentage of their annual base salary based upon the Compensation Committee's assessment of their performance and our Company's attainment of targeted goals as set by the Compensation Committee in its sole discretion, and communicated to each officer, except that Dr. Nagendran's employment agreement guaranteed him a bonus of 40% of his annual base salary in 2015 only. For 2016, target bonuses were based on the Compensation Committee's assessment of each executive's performance. The amounts of such bonuses were determined by the Compensation Committee in January 2017 based on each executive's and our Company's performance in 2016.

Equity-Based Awards

        Our equity-based incentive awards are designed to align our interests with those of our employees and consultants, including our executive officers. Our Compensation Committee generally is responsible for approving equity grants. Vesting of equity awards is generally tied to continuous service with us and serves as an additional retention measure. Our executives generally are awarded an initial new hire grant upon commencement of employment. Additional grants may occur periodically in order to specifically incentivize executives with respect to achieving certain corporate goals or to reward executives for exceptional performance.

        Prior to the closing of our initial public offering, we granted all equity awards pursuant to our Amended and Restated 2014 Stock Plan, and following the closing of our initial public offering, we grant all equity awards pursuant to our 2016 Equity Incentive Plan.

        In June 2016, our Compensation Committee awarded Mr. Nolan an option to purchase 110,000 shares of our common stock at an exercise price of $42.61 per share and Mr. Dee and Dr. Nagendran each an option to purchase 37,750 shares of our common stock at an exercise price of $42.61 per share. See "—Outstanding Equity Awards at December 31, 2016" for more information regarding these grants.

Retirement Benefits and Other Compensation

        Our Named Executive Officers did not participate in, or otherwise receive any benefits under, any pension, retirement or deferred compensation plan sponsored by us during 2015 or 2016. Our Named Executive Officers were eligible to participate in our employee benefits, including health insurance benefits, on the same basis as our other employees. We generally do not provide perquisites or personal benefits except in limited circumstances, and we did not provide any perquisites or personal benefits to our Named Executive Officers in 2015 or 2016, except that, pursuant to his employment agreement, we paid Dr. Nagendran a monthly relocation allowance of $3,500, totaling $12,483 in 2015 and $42,000 in 2016, to offset the cost of his housing and ground transportation in connection with his relocation to Chicago. See "—Employment Agreements—Dr. Nagendran."

Employment Agreements

        We have entered into employment agreements with our Named Executive Officers. The key terms of the agreements are described below. For a discussion of the severance pay and other benefits provided in connection with a termination of employment of these individuals, please see "—Payments Upon Termination or Change in Control" below.

Mr. Nolan

        We entered into an employment agreement with Mr. Nolan, our Chief Executive Officer, in June 2015. Pursuant to the terms of his employment agreement, Mr. Nolan's employment is at will and may be terminated at any time by us or Mr. Nolan. Under the terms of the agreement, Mr. Nolan is entitled to receive an annual base salary of $400,000, which the Compensation Committee increased to $500,000 effective July 1, 2016, and an annual target bonus of 45% of his annual base salary, which the Compensation Committee increased to 50% of his annual base salary in June 2016, based upon the Compensation Committee's assessment of Mr. Nolan's performance and our attainment of targeted goals as set by the Compensation Committee in its sole discretion. In accordance with the agreement, Mr. Nolan was also granted an option to purchase 738,300 shares of our common stock on June 10, 2015. 25% of the shares subject to the option vested on June 8, 2016 (the first anniversary of Mr. Nolan's commencement of employment) and the remaining shares vest in 36 equal monthly installments thereafter, subject to Mr. Nolan's continued service and subject to partial or full acceleration in the event of a sale event, as defined in Mr. Nolan's agreement. Pursuant to his agreement, Mr. Nolan also entered into a confidentiality, inventions assignment, non-competition and non-solicitation agreement with us.

Dr. Nagendran

        We entered into an employment agreement with Dr. Nagendran, our Senior Vice President and Chief Medical Officer, in August 2015. Pursuant to the terms of his employment agreement, Dr. Nagendran's employment is at will and may be terminated at any time by us or Dr. Nagendran. Under the terms of the agreement, Dr. Nagendran is entitled to receive an annual base salary of $395,000, a one-time sign-on bonus of $75,000 and an annual target bonus of 40% of his annual base salary based upon the Compensation Committee's assessment of Dr. Nagendran's performance and our attainment of targeted goals as set by the Compensation Committee in its sole discretion. We also agreed to pay Dr. Nagendran 100% of the full year target bonus of 40% of his annual base salary for the 2015 calendar year. In accordance with the agreement, Dr. Nagendran was also granted an option to purchase 199,855 shares of our common stock. 25% of the shares subject to the option vested on September 14, 2016 (the first anniversary of Dr. Nagendran's commencement of employment) and the remaining shares vest in 36 equal monthly installments thereafter, subject to Dr. Nagendran's continued service and subject to full acceleration upon the occurrence of a sale event, as defined in Dr. Nagendran's agreement. Additionally, Dr. Nagendran is entitled to a monthly relocation allowance of $3,500 for the first 36 months of his continued employment with us. Pursuant to his agreement, Dr. Nagendran also entered into a confidentiality, inventions assignment, non-competition and non-solicitation agreement with us.

Mr. Dee

        We entered into an employment agreement with Mr. Dee, our Chief Financial Officer, in July 2015. Pursuant to the terms of his employment agreement, Mr. Dee's employment is at will and may be terminated at any time by us or Mr. Dee. Under the terms of the agreement, Mr. Dee is entitled to receive an annual base salary of $350,000 and an annual target bonus of 40% of his annual base salary based upon the Compensation Committee's assessment of Mr. Dee's performance and our attainment of targeted goals as set by the Compensation Committee in its sole discretion. In accordance with the agreement, Mr. Dee was also granted an option to purchase 164,059 shares of our common stock. 25% of the shares subject to the option vested on August 3, 2016 (the first anniversary of Mr. Dee's commencement of employment) and the remaining shares vest in 36 equal monthly installments thereafter, subject to Mr. Dee's continued service and subject to full acceleration upon the occurrence of a sale event, as defined in Mr. Dee's agreement. Pursuant to his agreement, Mr. Dee also entered into a confidentiality, inventions assignment, non-competition and non-solicitation agreement with us.

Payments upon Termination or Change in Control

Mr. Nolan

        Pursuant to his employment agreement, Mr. Nolan is entitled to severance benefits if his employment is terminated without cause or if he resigns for good reason, subject to his execution of a release. If Mr. Nolan is terminated without cause or resigns for good reason, he is eligible to receive 12 months of continued base salary and premiums for continued health coverage or, if such termination or resignation occurs within the 12 months following a sale event, as defined in Mr. Nolan's employment agreement, 18 months.

Dr. Nagendran

        Pursuant to his employment agreement, Dr. Nagendran is entitled to severance benefits if his employment is terminated without cause or if he resigns for good reason, subject to his execution of a release. If Dr. Nagendran is terminated without cause or resigns for good reason, he is eligible to receive 12 months of continued base salary and premiums for continued health coverage or, if such termination or resignation occurs within the 12 months following a sale event, as defined in Dr. Nagendran's employment agreement, 18 months.

Mr. Dee

        Pursuant to his employment agreement, Mr. Dee is entitled to severance benefits if his employment is terminated without cause or if he resigns for good reason, subject to his execution of a release. If Mr. Dee is terminated without cause or resigns for good reason, he is eligible to receive 12 months of continued base salary and premiums for continued health coverage or, if such termination or resignation occurs within the 12 months following a sale event, as defined in Mr. Dee's employment agreement, 18 months.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2016

        The following table shows certain information regarding outstanding equity awards at December 31, 2016 for the Named Executive Officers. For all awards, 25% of the shares of common stock subject to the option grants vest on the first anniversary of the date of grant, and the remaining 75% of the shares vest in 36 equal monthly installments thereafter, subject to the Named Executive Officer's service with us as of such date.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2016

Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Sean P. Nolan	June 20, 2016	0	110,000	(1)	$42.61	June 20, 2026
	June 10, 2015	276,863	461,437	(2)	$15.94	June 10, 2025
Sukumar Nagendran	June 20, 2016	0	37,750	(3)	$42.61	June 20, 2026
	October 13, 2015	62,455	137,400	(4)	$18.48	October 13, 2025
Thomas J. Dee	June 20, 2016	0	37,750	(3)	$42.61	June 20, 2026
	August 11, 2015	54,686	109,373	(5)	$18.17	August 11, 2025

(1)
25% of the shares subject to this option are scheduled to vest on June 20, 2017, and the remaining 75% of the shares are scheduled to vest in equal monthly installments thereafter until June 20, 2020, subject to his continued service and potential acceleration upon a sale event as described in his employment agreement.

(2)
25% of the shares subject to this option vested on June 10, 2016, and the remaining 75% of the shares are scheduled to vest in equal monthly installments thereafter until June 10, 2019, subject to his continued service and potential acceleration upon a sale event as described in his employment agreement.

(3)
25% of the shares subject to this option are scheduled to vest on June 20, 2017, and the remaining 75% of the shares are scheduled to vest in equal monthly installments thereafter until June 20, 2020, subject to his continued service and potential acceleration upon a sale event as described in his employment agreement.

(4)
25% of the shares subject to this option vested on September 14, 2016, and the remaining 75% of the shares are scheduled to vest in equal monthly installments thereafter until September 14, 2019, subject to his continued service and potential acceleration upon a sale event as described in his employment agreement.

(5)
25% of the shares subject to this option vested on August 3, 2016, and the remaining 75% of the shares are scheduled to vest in equal monthly installments thereafter until August 3, 2019, subject to his continued service and potential acceleration upon a sale event as described in his employment agreement.

DIRECTOR COMPENSATION

Non-Employee Director Compensation

        Our Board of Directors approved a compensation policy for our non-employee directors that became effective in February 2016. This policy provides for the following compensation to our non-employee directors:

  •
  The non-executive chair of our Board of Directors will receive an annual fee from us of $70,000 and each other non-employee director will receive $40,000;

  •
  The chair of our Audit Committee will receive an annual fee from us of $18,000 and each other member will receive $8,000;

  •
  The chair of our Compensation Committee will receive an annual fee from us of $15,000 and each other member will receive $6,000;

  •
  The chair of our Nominating and Corporate Governance Committee will receive an annual fee from us of $10,000 and each other member will receive $4,500; and

  •
  Each non-employee director will be entitled to an initial option grant to purchase our common stock with an aggregate Black-Scholes option value of $270,000, or, with respect to our chairman, $405,000, and an annual option grant to purchase our common stock with an aggregate Black-Scholes option value of $125,000 under our 2016 Equity Incentive Plan.

        As set forth in the table below, upon the pricing of our initial public offering in February 2016, each of our current non-employee directors received an initial option grant and an annual option grant at the price per share at which our common stock was sold to the public in the offering.

        All fees under the director compensation policy are paid in equal quarterly installments and no per meeting fees are paid. We also reimburse non-employee directors for reasonable expenses incurred in connection with attending board of director and committee meetings.

        Directors who are also our employees receive no additional compensation for their services as directors and are not set forth in the table below.

Director Compensation Table

        The following table shows for the fiscal year ended December 31, 2016, certain information with respect to the compensation of all non-employee directors of the Company:

DIRECTOR COMPENSATION FOR FISCAL YEAR 2016

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)		Total ($)
Daniel Welch	46,572	521,203	(2)	567,775
Terrence C. Kearney	40,889	387,265	(3)	428,154
Bong Koh	28,431	387,265	(3)	415,696
Jonathan Leff	31,944	387,265	(3)	419,209
Carole Nuechterlein	32,264	387,265	(3)	419,529
Frank Verwiel	40,250	387,265	(3)	427,515
Paul Manning	30,667	387,265	(3)	417,932

(1)
The amounts reflect the full grant date fair value for awards granted during the indicated year. The grant date fair value was computed in accordance with ASC Topic 718, Compensation—Stock

  Compensation. Unlike the calculations contained in our financial statements, this calculation does not give effect to any estimate of forfeitures related to service-based vesting, but assumes that the executive will perform the requisite service for the award to vest in full. The assumptions we used in valuing options are described in Note 10 to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

(2)
Mr. Welch held 35,552 shares of common stock underlying outstanding option grants at December 31, 2016.

(3)
Each of Ms. Nuechterlein, Drs. Koh and Verwiel, and Messrs. Kearney, Leff and Manning held 26,496 shares of common stock underlying outstanding option grants at December 31, 2016.

TRANSACTIONS WITH RELATED PERSONS AND INDEMNIFICATION

RELATED-PERSON TRANSACTIONS POLICY AND PROCEDURES

        In February 2016, the Company adopted a written Related Person Transactions Policy that sets forth the Company's policies and procedures regarding the identification, review, consideration and approval or ratification of "related-persons transactions." For purposes of the Company's policy only, a "related-person transaction" is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company and any "related person" are participants involving an amount that exceeds $120,000. Transactions involving compensation for services provided to the Company as an employee, director, consultant or similar capacity by a related person are not covered by this policy. A related person is any executive officer, director, or more than 5% stockholder of the Company, including any of their immediate family members, and any entity owned or controlled by such persons.

        Under the policy, where a transaction has been identified as a related-person transaction, management must present information regarding the proposed related-person transaction to the Audit Committee (or, where Audit Committee approval would be inappropriate, to another independent body of the Board) for consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to the Company of the transaction and whether any alternative transactions were available. To identify related-person transactions in advance, the Company relies on information supplied by its executive officers, directors and certain significant stockholders. In considering related-person transactions, the Committee takes into account the relevant available facts and circumstances including, but not limited to (a) the risks, costs and benefits to the Company, (b) the impact on a director's independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated, (c) the terms of the transaction, (d) the availability of other sources for comparable services or products, and (e) the terms available to or from, as the case may be, unrelated third parties or to or from employees generally. In the event a director has an interest in the proposed transaction, the director must recuse himself or herself from the deliberations and approval. The policy requires that, in determining whether to approve, ratify or reject a related-person transaction, the committee consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, the best interests of the Company and its stockholders, as the committee determines in the good faith exercise of its discretion.

CERTAIN RELATED-PERSON TRANSACTIONS

Participation in our Initial Public Offering

        Certain of our significant stockholders and their affiliated entities purchased an aggregate of approximately $19 million in shares of our common stock in our initial public offering at the initial public offering price per share. Furthermore, our employees, directors and other persons associated with us purchased approximately $1 million in shares of our common stock in our initial public offering at the initial public offering price per share. The underwriting discount for the shares sold to such stockholders and our employees, directors and other persons associated with us in the offering was the same as the underwriting discount for the shares sold to the public.

Consulting Agreement with Brian Kaspar

        In January 2014, we entered into a consulting agreement for scientific advisory services with Dr. Brian Kaspar, our Chief Scientific Officer, director and a beneficial owner of more than 5% of our capital stock. Under the agreement, Dr. Kaspar received $7,500 per month in consulting fees. The consulting agreement terminated in January 2016 upon the effectiveness of Dr. Kaspar's employment agreement.

        In connection with his consulting agreement, in January 2014, we entered into a restricted stock purchase agreement, or the RSPA, with Dr. Kaspar, pursuant to which Dr. Kaspar purchased 2,334,391 shares of our common stock at a price per share of $0.00007, for a total purchase price of $169.16. The grant date fair value of this award was $3.5 million. Such shares were initially subject to vesting over a four year period. However, in connection with the employment agreement entered into in January 2016, the unvested shares were vested in full. All of our obligations under the RSPA, other than the indemnity agreement described below, terminated on January 1, 2016 upon the effectiveness of Dr. Kaspar's employment agreement.

        Under the RSPA we have agreed to indemnify Dr. Kaspar against certain adverse tax events with respect to the shares of our common stock he purchased under the agreement. Dr. Kaspar purchased the shares at a price of $0.00007 per share, which was the par value of the shares. Based on our estimate of the fair market value per share of our common stock as of the date of the RSPA of $1.51 per share, Dr. Kaspar purchased these shares at a discount of $1.5144 per share. Therefore, we estimate that we are contractually obligated to indemnify Dr. Kaspar for the tax and any related penalties he owes on the imputed income of $3.5 million, based on the difference between the fair market value of the restricted share grant and the purchase price paid. We estimate our total indemnity obligation will be approximately $4.5 million, including gross-up, interest and penalties.

Our Relationships with Nationwide Children's Hospital and Ohio State University

        Dr. Brian Kaspar is also a full-time employee of NCH; however, he is currently on entrepreneurial leave from NCH. We are party to various agreements with NCH. Our payments to NCH in connection with these agreements totaled $800,866 in the aggregate in 2016 in connection with, among other things, annual fees and reimbursements for clinical trial costs. Dr. Kaspar has an interest in certain of these payments.

Employment Agreements

        We have entered into employment-related agreements with our executive officers. For more information regarding these agreements, see "Executive Compensation—Employment Agreements" and "Executive Compensation—Potential Payments Upon Termination or Change in Control."

Employment of Dr. Allan Kaspar

        Since July 2013, Sixeva, Inc., our former wholly-owned subsidiary, and beginning in January 2014, we have employed Dr. Allan Kaspar, the brother of Dr. Brian Kaspar. Dr. Allan Kaspar is currently our Vice President, Research and Development. In 2016, his compensation was $214,647. In addition, in 2016, we granted Dr. Allan Kaspar a stock option to purchase 82,800 shares of common stock, with a grant date fair value of $293,160.

INDEMNIFICATION

        The Company provides indemnification for its directors and executive officers so that they will be free from undue concern about personal liability in connection with their service to the Company. Under the Company's Bylaws, the Company is required to indemnify its directors and executive officers to the extent not prohibited under Delaware or other applicable law. The Company has also entered into indemnity agreements with certain officers and directors. These agreements provide, among other things, that the Company will indemnify the officer or director, under the circumstances and to the extent provided for in the agreement, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of the Company, and otherwise to the fullest extent permitted under Delaware law and the Company's Bylaws.

HOUSEHOLDING OF PROXY MATERIALS

        The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as "householding," potentially means extra convenience for stockholders and cost savings for companies.

        This year, a number of brokers with account holders who are AveXis stockholders will be "householding" the Company's proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be "householding" communications to your address, "householding" will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in "householding" and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify your broker or AveXis. Direct your written request to AveXis, Inc., Attention: Company Secretary, 2275 Half Day Road, Suite 200, Bannockburn, Illinois 60015 or contact Michael B. Johannesen at (847) 572-8280. Stockholders who currently receive multiple copies of the Notices of Internet Availability of Proxy Materials at their addresses and would like to request "householding" of their communications should contact their brokers.

OTHER MATTERS

        The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Michael B. Johannesen
Secretary

April 19, 2017

        A copy of the Company's Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2016 is available without charge upon written request to: AveXis, Inc., Attention: Company Secretary, 2275 Half Day Road, Suite 200, Bannockburn, Illinois 60015.

1234567 VOTE BY MAIL 123,456,789,012.12345 TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. For All Withhold All For All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the The Board of Directors recommends a vote FOR the listed nominees: nominee(s) on the line below. 0 0 0 1. Election of Directors Nominees 01 Paul B. Manning 02 Sean P. Nolan The Board of Directors recommends you vote FOR proposal 2: 2Ratification of the selection of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2017. NOTE: To conduct any other business properly brought before the meeting or any adjournment thereof. ForAgainst Abstain 0 0 0 Investor Address Line 2 Investor Address Line 4 John Sample attorney, executor, administrator, or other fiduciary, please give full ANY CITY, ON A1A 1A1 partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 02 0000000000 1 OF 1 1 2 0000334487_1 R1.0.1.15 YesNo Please indicate if you plan to attend this meeting00 Please sign exactly as your name(s) appear(s) hereon. When signing as title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or Investor Address Line 1 Investor Address Line 3 Investor Address Line 5 1234 ANYWHERE STREET SHARES CUSIP # JOB #SEQUENCE # VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 John Sample 234567P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. 1234567 Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. NAME THE COMPANY NAME INC. - COMMON THE COMPANY NAME INC. - CLASS A THE COMPANY NAME INC. - CLASS B THE COMPANY NAME INC. - CLASS C THE COMPANY NAME INC. - CLASS D THE COMPANY NAME INC. - CLASS E THE COMPANY NAME INC. - CLASS F THE COMPA N Y NAME INC. - 401 K CONTROL #  SHARES123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 x PAGE1 OF 2 AVEXIS, INC. 2275 HALF DAY ROAD SUITE 200 BANNOCKBURN, IL 60015 Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 8 8 8 1 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1 234567 234567 234567 234567

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report to Stockholders and Notice & Proxy Statement are available at www.proxyvote.com AVEXIS, INC. Annual Meeting of Stockholders May 30, 2017 10:00 AM This proxy is solicited by the Board of Directors The undersigned hereby appoints Sean P. Nolan, Thomas J. Dee and Michael B. Johannesen, or any of them, as proxies, each with the power to appoint (his/her) substitute and power to act alone, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of AVEXIS, INC. that the undersigned is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 AM, CDT on May 30, 2017, at 2275 Half Day Road, Suite 200, Bannockburn, IL 60015, and any adjournment or postponement thereof. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy when properly executed will be voted as directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR the nominees in Proposal 1 and FOR Proposal 2. Continued and to be signed on reverse side 0000334487_2 R1.0.1.15